Exhibit 99.1

COMPUCREDIT CORPORATION COMPLETES REORGANIZATION

ATLANTA, GA, June 30, 2009 — CompuCredit Corporation and CompuCredit Holdings Corporation (NASDAQ: CCRT) today announced that they have completed a reorganization establishing CompuCredit Holdings Corporation as a Georgia holding company.

Under a plan of reorganization approved by CompuCredit Corporation shareholders on June 29, 2009, CompuCredit Corporation, a Georgia corporation, became a wholly owned subsidiary of CompuCredit Holdings Corporation, a Georgia corporation, and the former shareholders of CompuCredit Corporation became shareholders of CompuCredit Holdings Corporation, with the same number and percentage of shares of CompuCredit Holdings Corporation as they held of CompuCredit Corporation.

The common stock of CompuCredit Holdings Corporation will commence trading on the NASDAQ Global Select Market on July 1, 2009 under the ticker symbol “CCRT” - the same symbol under which the shares of CompuCredit Corporation common stock traded. The conversion of shares of CompuCredit Corporation common stock into CompuCredit Holdings Corporation common stock occurred automatically upon consummation of the reorganization. Shareholders need not return stock certificates or otherwise take any action to exchange their former shares of CompuCredit Corporation common stock. In addition, the reorganization will be tax-free for CompuCredit Corporation shareholders.

Immediately following the reorganization, CompuCredit Holdings Corporation and its subsidiaries will conduct the same businesses and operations under the same management as did CompuCredit Corporation.

ABOUT COMPUCREDIT

CompuCredit is a specialty finance company and marketer of branded credit cards and related financial services. CompuCredit provides these services to consumers who are underserved by traditional financial institutions. Through corporate and affinity contributions focused on the underserved and un-banked communities, CompuCredit also uses its financial resources and volunteer efforts to address the numerous challenges affecting its customers. For more information about CompuCredit, visit www.CompuCredit.com.

Contacts:

Investor Relations

Jay Putnam

770.828.2612

Email: jay.putnam@compucredit.com

Media Relations

Tom Donahue

770.828.1577

Email: tom.donahue@compucredit.com